Exhibit 99.1

CONSOL Energy Reports First Quarter Results;

Dominion Gas Acquisition to Close Tomorrow

PITTSBURGH (April 29, 2010) – CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Appalachian Basin, reported net income of $100 million, or $0.54 per diluted share for the quarter ended March 31, 2010.

During the quarter, CONSOL Energy incurred fees associated with the Dominion gas acquisition of $47 million. Additionally, certain non-cash charges were accrued for a Fola Mine reclamation project ($25 million) and certain legal items ($22 million). After adjusting for all of these items, CONSOL Energy reported adjusted net income of $154 million, or $0.85 per share.1

First Quarter 2010 Highlights:

•	Continued to safely operate our mines and gas fields.

•	Entered into an agreement to purchase Dominion’s Appalachian E&P business for $3.475 billion.

•	Announced a tender offer for the shares of CNX Gas Corporation we do not already own for $38.25 per share.

•	Achieved record company production from one of our latest Marcellus Shale wells.

•	Initiated high-vol metallurgical coal shipments to Asia from Pittsburgh 8 seam mines.

•	Contracted to sell 3.4 million tons of low-vol metallurgical coal for approximately $170 per short ton, FOB mine.

•	Re-opened Shoemaker Mine after completing a $200 million renovation and began commissioning of the $110 million Bailey overland belt.

CONSOL continued to improve in the area of safety. In the first quarter, the coal business decreased its lost time incidents by nearly 20 percent when compared to the same quarter last year. Our incident rate continues to be among the lowest in the industry. Majority-owned CNX Gas had another quarter without any lost time incidents by an employee. CNX Gas employees have now worked nearly 4.2 million hours since the last lost time incident, which occurred in 1994. We believe CNX Gas is the safest company in the E&P industry.

On March 15, CONSOL Energy announced a $3.475 billion acquisition of the Appalachian gas exploration and production business of Dominion Resources. We expect to close the transaction tomorrow. The assets include approximately 1 trillion cubic feet of proved reserves and approximately 500,000 acres of Marcellus Shale. Additional assets include an overriding royalty interest from farm-outs, 300,000 acres of Huron Shale, and extensive Utica Shale acreage.

On March 22, CONSOL Energy announced its intention to acquire the approximately 25 million shares of CNX Gas that it does not already own for $38.25 per share. We commenced the tender offer on April 28. As previously announced, T.Rowe Price has already agreed to tender the 9.47 million shares held for its investment advisory clients into the offer at the offer price of $38.25 per share.

During the quarter, CNX Gas achieved record initial production from one of its latest Marcellus Shale wells. Well GH 2B CV, has averaged 5.0 MMcf per day for the first 47 days of production. It peaked at 5.7 MMcf per day. This well has a lateral of 2,300 feet.

CONSOL Energy also initiated high-vol metallurgical coal shipments to Asia during the quarter. Approximately 800,000 tons of high-vol coal has now been sold to Asia and Brazil. The Pittsburgh 8 seam metallurgical coal sells at the mine for a $15-$20 premium over sales to domestic steam customers, without incurring any additional costs. The high-vol export coal is shipped by rail to Baltimore, where it is loaded on Panamax vessels at CONSOL’s wholly-owned coal loading terminal.

[1]	The term “adjusted net income” is a non-GAAP financial measure, which is defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures.”

Low-vol metallurgical coal pricing increased during the first quarter and CONSOL Energy took a significant step in locking in high value contracts for coal from the Buchanan Mine. Contracts were signed to deliver 2.5 million tons in 2010 and 0.9 million tons in 2011 at a price of $170 per ton FOB mine.

CONSOL Energy also re-opened its Shoemaker Mine along the Ohio River in Northern Appalachia after a $200 million renovation. A major component of the renovation was the replacement of the outdated track haulage system with a state-of-the-art overland conveyor system. The investment in this mine positions it to be safer and much more competitive for sales into power plants with scrubbers along the Ohio River. Bringing the Shoemaker Mine back online increases CONSOL’s production capacity by 5 million tons per year. The new overland belt system at the Bailey Mine is also undergoing final testing before being placed in full operation on or about May 1. This $110 million project will help to improve safety, lower costs, and improve efficiencies at one of our top producing mines.

Statement by CONSOL Energy President & CEO J. Brett Harvey on Results and Strategy:

CONSOL Energy just completed an excellent quarter on many fronts.

First and foremost we continue to invest in the safety of our mines and decrease our incident rate. Safety is one of our core values and our primary goal is to eliminate workplace accidents at CONSOL. One of our shifts at Enlow Fork, our largest mine, just completed one year without a lost time incident. If one shift at a very large mine can work safely for an entire year, all of our shifts at all of our mines can too. We continue to refine our best practices and enhance our workforce training towards this end.

We are very pleased to be closing tomorrow on the acquisition of Dominion’s Appalachian gas assets. This $3.475 billion acquisition adds 1 Tcf of proved gas reserves and nearly 500,000 acres of Marcellus Shale to CONSOL’s strong energy portfolio. Upon closing, CONSOL Energy will be the largest gas producer in the Appalachian Basin.

Clearly, our future gas growth will be centered on the Marcellus Shale. Our existing acreage and the acreage acquired in the Dominion transaction complement each other in southwestern Pennsylvania and northern West Virginia. Our total Marcellus position of 760,000 acres vaults us into the top acreage holders of what may be the world’s most prolific natural gas formation.

We have acquired a very valuable asset at an attractive price, especially compared to some recently announced transactions. A block of Marcellus acreage this size simply could not be assembled today. Our goal is to quickly create shareholder value from these assets by implementing an aggressive drilling program and exploring opportunities for joint ventures and potential sales of non-core assets.

The combined production of CNX Gas and the Dominion assets yields an annualized production rate of 141 Bcf. Our goal is to ramp up our Marcellus production and grow overall gas production to 350 Bcf by 2015.

We have also commenced our tender offer, at $38.25 per share, for the approximately 25 million shares of CNX Gas owned by others. We think acquiring the CNX Gas stock that CONSOL does not already own will, among other things, facilitate the combined operation of CNX Gas and the Dominion assets we are acquiring.

With regard to our coal assets, we believe 2010 will be a strong year for all three of our coal business categories.

We are still excited about the potential for high-vol metallurgical coal sales to Asia from our Northern Appalachian mines. During the quarter we increased our coal sales to China and began shipping on contracts signed late last year through our arrangement with Xcoal. We believe our exclusive arrangement with Xcoal for the sale of Pittsburgh 8 seam coal and our wholly owned coal export terminal in Baltimore provides CONSOL a competitive advantage over other Northern Appalachian producers. We have also been selling Pittsburgh 8 seam coal to Brazil as a PCI product. For this year, our 12 million tons of Baltimore export capacity is totally committed, however, we are reviewing logistics at the port to determine if we can incrementally increase our capacity by another 1-1.5 million tons should demand in the high-vol metallurgical market continue to increase.

We are also very pleased with the growing demand for our Buchanan premium low-vol metallurgical coal. This quarter we signed contracts for 3.4 million tons from Buchanan at about $170 per ton, at the mine. This equates to a world price of approximately $235 per tonne. We now have low-vol sales to Asia, the Atlantic Basin, as well as to domestic customers. Our Buchanan Mine is among the lowest cost producers of low-volatile metallurgical coal in the world and we are experiencing significant margin expansions for the coal from that mine. We believe that demand for our high-quality Buchanan coal is sustainable and we are extremely optimistic about the next few years.

We believe that coal fired power generation will continue to provide the base load for the nation’s energy needs for the foreseeable future. Over the last ten years, we have invested over $5 billion to improve and expand our mines to meet the country’s energy needs. Our shareholders are now realizing the benefits from those investments. We think CONSOL will continue to be the leading Appalachian coal producer and is well positioned to provide our customers with low cost, high-Btu coal. Our traditional thermal business is slowly but steadily strengthening as utility stockpiles have decreased and the overall economy has begun to improve.

All in all, we believe CONSOL Energy’s stock has yet to reflect our position as the leading diversified fuel producer in Appalachia with rapid growth opportunities provided by the Dominion transaction, the industry leading position of our coal businesses and our world class coal and gas production assets.

Coal Operations

Coal Results by Category– Quarter-To-Quarter Comparison

	Low-Vol Quarter Ended Mar. 31, 2010	Low-Vol Quarter Ended Mar. 31, 2009	High-Vol Quarter Ended Mar. 31, 2010	High-Vol Quarter Ended Mar. 31, 2009	Thermal Quarter Ended Mar. 31, 2010	Thermal Quarter Ended Mar. 31, 2009
Total Coal Sales (millions of tons)	1.2	0.5	0.8	NA	13.4	14.9
Sales – Company Produced (millions of tons)	1.2	0.5	0.8	NA	13.2	14.8
Coal Production (millions of tons)	0.9	0.5	0.8	NA	14.2	15.5
Average Realized Price Per Ton – Company Produced	$113.76	$146.44	$75.53	NA	$53.79	$56.72
Operating Costs Per Ton	$52.26	$77.65	$26.82	NA	$32.82	$30.78
Non-Operating Charges Per Ton	$11.70	$16.54	$4.99	NA	$5.92	$5.35
Total Cost Per Ton, before DD&A	$63.96	$94.19	$31.81	NA	$38.74	$36.13
DD&A Per Ton	$4.87	$7.31	$3.89	NA	$4.55	$4.13
Total Cost Per Ton – Company Produced	$68.83	$101.50	$35.70	NA	$43.29	$40.26
Average Margin Per Ton, before DD&A	$49.80	$52.25	$43.72	NA	$15.05	$20.59
Sales (millions of tons) times Average Margin Per Ton, before DD&A ($ MM)	$60	$26	$35	NA	$199	$305
Ending Inventory (MM tons)	0.1	0.6	NA	NA	3.8	1.8

Sales and production include CONSOL Energy’s portion from equity affiliates and consolidated variable interest entities. Operating costs include items such as labor, supplies, power, preparation costs, project expenditures, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, as well as production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Sales times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. The generation will be offset by maintenance of production (MOP) capital expenditures. For coal, MOP is currently estimated at $5.00 per ton.

CONSOL’s coal operations ran well during the quarter. Development work continued apace in front of the longwalls. Heavy snows in February impeded some production, but was largely recouped in March, with some overtime.

Coal Production in the quarter consisted of 0.9 million tons of low-vol, 0.8 million tons of high-vol, and 14.2 million tons of thermal, for a total of 15.9 million tons.

Of the thermal coal production, 12.4 million tons was in Northern Appalachia, 1.5 million tons was in Central Appalachia, and 0.3 million tons was in Western Bituminous.

CONSOL’s mines are well-positioned to produce to meet commitments for the remainder of 2010.

Gas Operations

The CNX Gas results are presented throughout this section, on a 100% basis. As of March 31, however, CNX Gas was 83.3%-owned by CONSOL Energy.

CNX Gas Corporation (NYSE: CXG), a leading Appalachian producer, reported net income attributable to CNX Gas shareholders of $45.6 million, or $0.30 per diluted share, for the quarter ended March 31, 2010.

Production was 24.0 billion cubic feet (Bcf), or 267 million cubic feet (MMcf) per day, for the quarter ended March 31, 2010. This was 9% higher than the 22.0 Bcf, or 245 MMcf per day, for the year-ago quarter, but slightly lower than the 25.1 Bcf produced in the fourth quarter of 2009. Approximately 0.6 Bcf of production was deferred due to the loss of power for several days related to a severe winter storm in our Northern Appalachia producing region in the quarter ended March 31, 2010.

CNX Gas drilled its best ever horizontal Marcellus Shale wells during the first quarter. One well, GH 2B CV, averaged 5.0 MMcf per day for the first 47 days of production. It peaked at 5.7 MMcf per day. This production is remarkable when one considers that the lateral is only 2,300 feet. Based on this early production, we think it is reasonable to assume reserves for this well in excess of 5 Bcf.

A second well, GH 10 CV, has only 1,500 feet of lateral, but has a current daily production rate of 4.3 MMcf. This well is still inclining after being on line for 17 days, with an average production rate of 4.1 MMcf per day.

A third well, GH 11B CV, had its last three stages fraced, as had been anticipated in the prior earnings release. This well, with only 1,800 feet of lateral, is now producing 2.2 MMcf per day from only those three stages. As CNX Gas moves to its new drilling area on June 1, the company expects to see proportionate increases in production and reserves as the laterals are increased to 3,000 feet and beyond.

CNX Gas increased production by 9% in the first quarter of 2010, as compared with the prior year’s first quarter, while paying down about $9 million of debt. The daily production rate of 267 MMcf was down 6 MMcf from the 2009 fourth quarter, as unusually heavy snows slowed the pace of drilling.

CNX GAS FINANCIAL AND OPERATIONAL RESULTS—Quarter-To-Quarter Comparison

	Quarter Ended Mar. 31, 2010	Quarter Ended Mar. 31, 2009
Total Revenue and Other Income ($ MM)	$192.3	$178.4
Net Income attributable to CNX Gas shareholders ($ MM)	$45.6	$54.9
Earnings per Share - Diluted	$0.30	$0.36
Net Cash from Operating Activities ($ MM)	$75.2	$126.4
Total Period Production (Bcf)	24.0	22.0
Average Daily Production (MMcf)	267	245
Capital Expenditures ($ MM)	$65.3	$133.6

Production results are net of royalties.

The table on the previous page shows the cash generated in the current quarter for gas. The generation will be offset by maintenance of production (MOP) capital expenditures. The MOP capex for gas is about $1.00 per Mcf for 2010.

PRICE AND COST DATA PER NET MCF - Quarter-To-Quarter Comparison

	Quarter Ended Mar. 31, 2010	Quarter Ended Mar. 31, 2009
Average Sales Price	$7.24	$7.37

Costs – Production
Lifting	$0.48	$0.49
Production Taxes	$0.11	$0.03
DD&A	$1.09	$0.81

Total Production Costs	$1.68	$1.33

Costs – Gathering
Operating Costs	$0.87	$0.78
Transportation	$0.28	$0.21
DD&A	$0.24	$0.23

Total Gathering Costs	$1.39	$1.22

Costs – Administration	$0.68	$0.74

Total Costs	$3.75	$3.29

Margin	$3.49	$4.08

Note: Costs – Administration exclude incentive compensation and other corporate items.

The average price realized for the company’s gas production was $7.24 per Mcf for the quarter ended March 31, 2010. The average realized price for the just-ended quarter included 13.0 Bcf hedged at $8.76 per Mcf.

All-in unit costs for company production, exclusive of royalties, were $3.75 per Mcf in the just-ended quarter. Unit production taxes were higher in the just-ended quarter because the prior year’s first quarter contained a favorable revision to an estimate of a pending litigation settlement. Unit production DD&A was higher in the just-ended quarter as the increase in 2009 drilling capital exceeded the increase in proved developed producing reserves in Northern Appalachia.

Total production in Central Appalachia, which includes Virginia CBM and Chattanooga Shale, was 18.5 Bcf in the quarter ended March 31, 2010. This was 1.3 Bcf higher than the 17.2 Bcf produced in the quarter ended March 31, 2009. The Central Appalachia March run rate was 210 MMcf per day.

CNX Gas drilled 30 vertical frac wells in its Virginia CBM Operations during the quarter. We expect to drill 175 wells in Virginia in 2010 with a drilling budget of $50 million.

CNX Gas drilled 13 horizontal wells in the Chattanooga Shale during the quarter. For 2010, CNX Gas expects to drill 25 Chattanooga Shale wells for about $28 million, and three-to-five Huron Shale wells for about $8-12 million.

Total production in Northern Appalachia, which includes Mountaineer CBM, Nittany CBM, and Marcellus Shale, was 5.5 Bcf in the quarter ended March 31, 2010. This was 0.7 Bcf more than the 4.8 Bcf produced in the quarter ended March 31, 2009. The Northern Appalachia March run rate was 64 MMcf per day.

Of this Northern Appalachian production, 1.4 Bcf was from the Marcellus Shale in the just-ended quarter, versus a minimal amount in the same quarter last year.

No coalbed methane wells were drilled in Northern Appalachia during the quarter. For 2010, CNX Gas expects to drill 5 horizontal CBM wells in Mountaineer and some ancillary wells for about $17 million.

For the entire horizontal Marcellus Shale program to date, 18 horizontal wells have been drilled. The reserves associated with the first 11 wells total 35.6 Bcf, or about 3.3 Bcf per well. The laterals on these wells averaged less than 2,000 feet.

Upcoming drilling in the Marcellus Shale is expected to be predominantly horizontal and on multiple-well pads, with laterals closer to 3,000-3,500 feet. For 2010, the company expects to drill approximately two dozen horizontal wells, with a drilling budget of about $110 million.

CNX Gas successfully increased its acreage with Marcellus Shale potential by 10,000 in the quarter, to a total of 260,000. Of this, approximately 180,000 acres is considered to be Tier 1 acreage.

CONSOL Energy Guidance

CONSOL Energy expects to invest $1.0 billion in 2010, including $500 million for coal operations, $400 million for CNX Gas, and $100 million for other (non-gas) activities. CNX Gas is allocating $221 for drilling, $121 million for midstream, and the remainder for land.

THERMAL COAL GUIDANCE

	2010	2011	2012
COAL-COMMITTED TONS W/O PRICING (MM)	—	17.1	18.8
COAL-TONS WITH FIRM PRICING
Tons Committed and Priced (MM tons,4/16/10)	57.5	24.4	11.2
Avg. Realized Price/Ton Committed & Priced	$53.06	$52.60	$52.97
COAL-TONS PRICED WITH COLLARS
Tons (MM)	0	6.0	5.8
Average Ceiling	—	$63.46	$51.61
Average Floor	—	$53.93	$41.75

Tons priced with ceilings and floors are not included in tons with firm pricing; they are additive. Although there is no assurance that customers with contracts will perform under these contracts, CONSOL Energy expects to capture the value of contracts through negotiated or legal means.

CONSOL Energy has contracted to sell 4.7 million tons of low-vol metallurgical coal from Buchanan Mine at an average price of $144.06 per short ton, FOB mine in 2010, including 3.5 million tons for the last 9 months of 2010 at an average price of $157.13. For 2011, the company has 900,000 tons of low-vol priced at $170 per ton.

The company expects to sell 3 million tons of high-vol metallurgical coal in 2010, of which 2.1 million tons is currently under contract at an average price of $73.70 per ton. For 2011, if Chinese demand remains strong and the global economy improves, CONSOL could potentially ship a higher volume of high-vol metallurgical coal to overseas markets.

CONSOL expects to sell 57.5 million tons of thermal coal in 2010 to supply domestic customer demand and thermal coal exports.

CNX Gas reaffirmed its previously announced production guidance of 100 Bcf for calendar year 2010. Assuming the Dominion transaction closes tomorrow, CONSOL Energy would expect to produce 127 Bcf in 2010, consisting of 100 Bcf from CNX Gas and eight months of production from the Dominion assets, which produce at an annual rate of 41 Bcf. There are no hedges associated with the Dominion production.

Total hedged production in the 2010 second quarter is 13.6 Bcf, at an average price of $8.15 per Mcf.

CNX GAS GUIDANCE

	Actual 2009	2010	2011	2012
Total Yearly Production (Bcf)	94.4	100	NA	NA
Volumes Hedged (Bcf)	51.6	48.4	22.6	15.1
Average Hedge Price ($/Mcf)	$8.76	$7.85	$6.84	$6.84

Metallurgical Coal Outlook

Strengthening demand, decreasing coke stocks, and ongoing logistical constraints are setting up 2010 to be a very strong year for met coal. Steel plant capacity utilization rates in the U.S. and globally continue to improve compared to last year. Domestic steel mills are using approximately 73% of their capacity, while Asian steel mills are currently running at full capacity. Chinese steel demand is again driving world demand and pricing for coking coal. Through its arrangement with Xcoal, CONSOL expects to increase its sales to Asian mills throughout 2010 and into 2011.

Thermal Coal Outlook

Going into the fourth quarter of 2009, thermal coal inventories were at historic highs. Because of the much colder than normal weather in December 2009 through February 2010, inventories at coal-fired power generators have been significantly drawn down, but are still somewhat higher than normal. Customers in our major market area (the PJM power pool) had an estimated 55-60 days of inventory on hand as of the end of March. CONSOL Energy believes that thermal coal inventories could return to normal by the end of the year. Despite the outlook for a gradual economic recovery, which would strengthen demand, low gas prices in 2010 could result in power generators -mainly in the South- continuing to burn gas in place of coal, based on dispatch economics. Just as in 2009, the company anticipates that up to 30 million tons of coal generation could be displaced by natural gas generation in 2010. This could offset some of the benefit from production cuts. With the tightening regulatory environment in Central Appalachia, increased economic activity and its low cost position, however, CONSOL Energy is in a position to increase market share in a flat-to-slightly expanding market. CONSOL’s ability to penetrate the Asian high-vol coking coal markets with some of its Northern Appalachian coals is also enabling the company to receive higher prices at its mines, while reducing supply into its traditional thermal markets.

Natural Gas Outlook

At the close of the winter heating season, natural gas in storage was at 1,638 Bcf. This was 160 Bcf above the five-year average, but 16 Bcf below last year’s level. Gas prices have weakened to about the $4.00 per Mcf level, as rising rig counts have caused concern that rising production could more than offset rising demand from an economic recovery. CNX Gas will add a second horizontal rig to its Marcellus Shale drilling program on June 1. CNX Gas, with its low costs and rising production volumes, is expected to outperform its peers during this period of price weakness.

Liquidity

As of March 31, 2010, CONSOL Energy had $517.0 million drawn under its credit facility and $2,213.6 million in total liquidity, which is comprised of $1,877.9 million of cash, $115.0 million available to be borrowed under the accounts receivable securitization facility, and $220.7 million available to be borrowed under its $1.0 billion bank facility. CONSOL Energy also has outstanding letters of credit of $262.3 million.

As of March 31, 2010, CNX Gas Corporation had $49.2 million of short-term debt and $137.0 million in total liquidity, which is comprised of $1.1 million of cash and $135.9 million available to be borrowed under its $200.0 million bank facility. CNX Gas also has outstanding letters of credit of $14.9 million.

CONSOL Energy Inc., a high-Btu bituminous coal and natural gas company, is a member of the Standard & Poor’s 500 Equity Index and the Fortune 500. At year-end 2009, it had 11 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons. It is also a majority owner of CNX Gas Corporation, a leading Appalachian gas producer, with proved reserves of over 1.9 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Non-GAAP Financial Measures

Definition: Adjusted net income and adjusted earnings per share are defined as GAAP net income and GAAP earnings per share that are adjusted for certain items usually not considered by securities analysts in their estimates of net income and earnings per share. By reporting our results on the same basis as analysts model them, we believe we are improving the inherent understanding of the on-going strength of CONSOL’s assets. For CONSOL Energy in the just-ended quarter, these adjustments were for fees associated with the acquisition of Dominion Appalachian E&P business and certain non-cash charges for Fola reclamation liability and legal accruals. The reconciliation of adjusted net income to net income is shown below. Adjusted earnings per diluted share of $0.85 is calculated as adjusted net income of $156.407 million, divided by 184,348,982 average dilutive shares outstanding.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA, and adjusted net income to the income statement is as follows:

CONSOL Energy

EBIT, EBITDA, and Adjusted Net Income Reconciliation

(000) Omitted

		Quarter Ended 3/31/10	Quarter Ended 3/31/09
Net Income Attributable to CONSOL Energy Shareholders		$100,269	$195,819
Add Adjustments:
Acquisition and Financing Fees		46,563	—
Pre-tax Fola Reclamation (non-cash)		25,000	—
Legal Accruals (non-cash)		22,000	—

Total Pre-tax Adjustments		93,563	—
Less:	Tax Impact of Adjustments	(37,425)	—

Net Income Impact of Adjustments		56,138	—

Adjusted Net Income		$156,407	$195,819
Add:	Interest Expense	8,145	8,512
Less:	Interest Income	(6,178)	(434)
Less:	Interest Income on Black Lung Excise Tax Refund		(352)
Add:	Income Taxes	34,286	79,735
	Income Taxes on Adjustments	37,425	—

Earnings Before Interest & Taxes (EBIT)		$230,485	283,280
Add:	Depreciation, Depletion & Amortization	119,186	106,219

Earnings Before Interest, Taxes and DD&A (EBITDA)		$349,271	$389,499

Forward-Looking Statements

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: the weak economic conditions; an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; reliance on customers honoring existing contracts, extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge and other systems that deliver our coal; a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to hire qualified people to meet replacement or expansion needs; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could impact financial results; increases in the price of commodities used in our mining operations could impact our cost of production; obtaining, maintaining, and renewing governmental permits and approvals for our operations; the effects of proposals to regulate greenhouse gas emissions; the effects of government regulation; the effects of stringent federal and state employee health and safety regulations; the effects of mine closing, reclamation and certain other liabilities; the effects of subsidence from longwall mining operations on surface structures, water supplies, streams and surface land; uncertainties in estimating our economically recoverable coal and gas reserves; the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934; increased exposure to employee related long-term liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the current economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made; the anti-takeover effects of our rights plan could prevent a change of control; risks in exploring for and producing gas; new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; the disruption of pipeline systems which deliver our gas; the availability of field services, equipment and personnel for drilling and producing gas; replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline; costs associated with perfecting title for gas rights in some of our properties; location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area; other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties; our ability to acquire water supplies needed for drilling, or our ability to dispose of water used or removed from strata at a reasonable cost and within applicable environmental rules; the coalbeds and other strata from which we produce methane gas frequently contain impurities that may hamper production; the enactment of Pennsylvania severance tax on natural gas may impact results of existing operations and impact the economic viability of exploiting new gas drilling and production opportunities in Pennsylvania; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

# # #

Investor Contact: Dan Zajdel at (724) 485-4169

Media Contact: Joe Cerenzia at (724) 485-4062

CONSOL ENERGY INC. AND SUBSIDIARIES

SPECIAL INCOME STATEMENT

(Unaudited)

(Dollars in thousands - except per share data)

	Three Months Ended March 31, 2010
	Produced Coal	Other Coal	Total Coal	Gas	Other	Total Company
Sales	$901	$23	$924	$176	$73	$1,173
Gas Royalty Interest	—	—	—	14	—	14
Freight Revenue	31	—	31	—	—	31
Other Income	—	3	3	—	19	22

Total Revenue and Other Income	932	26	958	190	92	1,240

Cost of Goods Sold	516	101	617	66	86	769
Acquisition and Financing Fees	—	—	—	—	47	47
Gas Royalty Interests’ Costs	—	—	—	12	—	12
Freight Expense	31	—	31	—	—	31
Selling, General & Admin.	19	5	24	2	4	30
DD&A	80	1	81	32	6	119
Interest Expense	—	—	—	—	8	8
Taxes Other Than Income	74	—	74	5	3	82

Total Cost	720	107	827	117	154	1,098

Earnings Before Income Taxes	$212	$(81)	$131	$73	$(62)	$142

Income Tax						(34)

Net Income						108

Less: Net Income Attributable to Noncontrolling Interest						(8)

Net Income Attributable to CONSOL Energy Inc. Shareholders						100

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Sales—Outside	$1,169,514	$1,150,244
Sales—Purchased Gas	3,016	1,465
Sales—Gas Royalty Interests	14,339	12,632
Freight—Outside	31,200	30,916
Other Income	21,991	23,494

Total Revenue and Other Income	1,240,060	1,218,751

Cost of Goods Sold and Other Operating
Charges (exclusive of depreciation, depletion and amortization shown below)	766,862	667,622
Purchased Gas Costs	2,308	1,530
Acquisition and Financing Fees	46,563	—
Gas Royalty Interests Costs	12,197	10,591
Freight Expense	31,200	30,916
Selling, General and Administrative Expenses	30,130	30,816
Depreciation, Depletion and Amortization	119,186	106,219
Interest Expense	8,145	8,512
Taxes Other Than Income	81,301	77,839

Total Costs	1,097,892	934,045

Earnings Before Income Taxes	142,168	284,706
Income Taxes	34,286	79,735

Net Income	107,882	204,971
Less: Net Income Attributable to Noncontrolling Interest	(7,613)	(9,152)

Net Income Attributable to CONSOL Energy Inc. Shareholders	$100,269	$195,819

Earnings Per Share:
Basic	$0.55	$1.08

Dilutive	$0.54	$1.08

Weighted Average Number of Common Shares Outstanding:
Basic	181,726,480	180,576,479

Dilutive	184,348,982	182,150,090

Dividends Paid Per Share	$0.10	$0.10

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	(Unaudited) March 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,879,007	$65,607
Accounts and Notes Receivable:
Trade	473,356	317,460
Other Receivables	13,141	15,983
Accounts Receivable - Securitized	50,000	50,000
Inventories	327,443	307,597
Deferred Income Taxes	63,900	73,383
Prepaid Expenses	185,901	161,006

Total Current Assets	2,992,748	991,036

Property, Plant and Equipment:
Property, Plant and Equipment	10,744,244	10,681,955
Less—Accumulated Depreciation, Depletion and Amortization	4,535,190	4,557,665

Total Property, Plant and Equipment—Net	6,209,054	6,124,290

Other Assets:
Deferred Income Taxes	408,361	425,297
Investment in Affiliates	87,856	83,533
Other	176,545	151,245

Total Other Assets	672,762	660,075

TOTAL ASSETS	$9,874,564	$7,775,401

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	(Unaudited) March 31, 2010	December 31, 2009
LIABILITIES AND EQUITY

Current Liabilities:
Accounts Payable	$305,310	$269,560
Short-Term Notes Payable	566,150	472,850
Borrowings Under Securitization Facility	50,000	50,000
Current Portion of Long-Term Debt	45,690	45,394
Accrued Income Taxes	42,082	27,944
Other Accrued Liabilities	609,525	612,838

Total Current Liabilities	1,618,757	1,478,586

Long-Term Debt:
Long-Term Debt	362,248	363,729
Capital Lease Obligations	58,340	59,179

Total Long-Term Debt	420,588	422,908

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,684,827	2,679,346
Pneumoconiosis Benefits	186,310	184,965
Mine Closing	388,597	397,320
Gas Well Closing	81,180	85,992
Workers’ Compensation	154,613	152,486
Salary Retirement	176,953	189,697
Reclamation	46,063	27,105
Other	129,772	132,517

Total Deferred Credits and Other Liabilities	3,848,315	3,849,428

TOTAL LIABILITIES	5,887,660	5,750,922

Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 227,289,426 Issued and 225,664,677 Outstanding at March 31, 2010; 183,014,426 Issued and 181,086,267 Outstanding at December 31, 2009	2,273	1,830
Capital in Excess of Par Value	2,874,894	1,033,616
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	1,525,007	1,456,898
Accumulated Other Comprehensive Loss	(609,537)	(640,504)
Common Stock in Treasury, at Cost—1,624,749 Shares at March 31, 2010 and 1,928,159 Shares at December 31, 2009	(58,055)	(66,292)

Total CONSOL Energy Inc. Stockholders’ Equity	3,734,582	1,785,548

Noncontrolling Interest	252,322	238,931

TOTAL EQUITY	3,986,904	2,024,479

TOTAL LIABILITIES AND EQUITY	$9,874,564	$7,775,401

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy, Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2009	$1,830	$1,033,616	$1,456,898	$(640,504)	$(66,292)	$1,785,548	$238,931	$2,024,479

(Unaudited)
Net Income	—	—	100,269	—	—	100,269	7,613	107,882
Treasury Rate Lock (Net of $12 Tax)	—	—	—	(23)	—	(23)	—	(23)
Gas Cash Flow Hedge (Net of $20,218 Tax)	—	—	—	26,199	—	26,199	5,252	31,451
Actuarially Determined Long-Term Liability Adjustments (Net of $2,987 Tax)	—	—	—	4,791	—	4,791	2	4,793

Comprehensive Income (Loss)	—	—	100,269	30,967	—	131,236	12,867	144,103
Issuance of Treasury Stock	—	—	(14,044)	—	8,237	(5,807)	—	(5,807)
Issuance of CONSOL Energy Stock	443	1,828,419	—	—	—	1,828,862	—	1,828,862
Issuance of CNX Gas Stock	—	—	—	—	—	—	139	139
Tax Benefit From Stock-Based Compensation	—	2,962	—	—	—	2,962	—	2,962
Amortization of Stock-Based Compensation Awards	—	8,626	—	—	—	8,626	1,323	9,949
Stock-Based Compensation Awards to CNX Gas Employees	—	1,271	—	—	—	1,271	(1,059)	212
Net Change in Crown Drilling Noncontrolling Interest	—	—	—	—	—	—	121	121
Dividends ($0.10 per share)	—	—	(18,116)	—	—	(18,116)	—	(18,116)

Balance at March 31, 2010	$2,273	$2,874,894	$1,525,007	$(609,537)	$(58,055)	$3,734,582	$252,322	$3,986,904

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2010	2009
Cash Flows from Operating Activities:
Net Income	$107,882	$204,971
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	119,186	106,219
Stock-Based Compensation	9,949	9,906
Loss (Gain) on Sale of Assets	1,439	(1,871)
Amortization of Mineral Leases	2,190	1,671
Deferred Income Taxes	3,225	16,452
Equity in Earnings of Affiliates	(3,873)	(3,361)
Changes in Operating Assets:
Accounts and Notes Receivable	(152,796)	(30,459)
Inventories	(22,501)	(49,866)
Prepaid Expenses	782	2,320
Changes in Other Assets	8,788	5,327
Changes in Operating Liabilities:
Accounts Payable	45,225	(43,690)
Other Operating Liabilities	24,092	26,250
Changes in Other Liabilities	14,527	2,938
Other	15,995	2,973

Net Cash Provided by Operating Activities	174,110	249,780

Cash Flows from Investing Activities:
Capital Expenditures	(265,344)	(299,560)
Proceeds from Sale of Assets	152	43,827
Net Investment in Equity Affiliates	(450)	720

Net Cash Used in Investing Activites	(265,642)	(255,013)

Cash Flows from Financing Activities:
Proceeds from (Payments on) Short-Term Debt	93,300	(37,300)
Payments on Miscellaneous Borrowings	(3,487)	(6,425)
Tax Benefit from Stock-Based Compensation	3,138	140
Dividends Paid	(18,116)	(18,060)
Proceeds from Issuance of Common Stock	1,828,862	—
Issuance of Treasury Stock	1,235	121
Noncontrolling Interest Member Distribution	—	(200)

Net Cash Provided By (Used In) Financing Activities	1,904,932	(61,724)

Net Increase (Decrease) in Cash and Cash Equivalents	1,813,400	(66,957)
Cash and Cash Equivalents at Beginning of Period	65,607	138,512

Cash and Cash Equivalents at End of Period	$1,879,007	$71,555